Exhibit 21
CONSOLIDATED SUBSIDIARIES OF THE ANDERSONS, INC.

Place of
Subsidiary	Organization

The Andersons Ag Software, Inc.	Ohio
The Andersons Agriculture Group, L.P.	Ohio
The Andersons AgVantage Agency, LLC	Ohio
The Andersons ALACO Lawn, Inc.	Alabama
The Andersons Ethanol Investment, LLC	Ohio
The Andersons Lawn Fertilizer Division, Inc.	Ohio
The Andersons Rail Operating I, LLC	Ohio
The Andersons Technologies, Inc.	Michigan
Cap Acquire LLC	Delaware
Cap Acquire Canada ULC	Nova Scotia
Cap Acquire Mexico S. de R.L. de C.V.	Mexico
CARCAT ULC	Nova Scotia
Crop & Soil Service, Inc.	Ohio
Metamora Commodity Company Incorporated	Ohio
NARCAT LLC	Delaware
NARCAT Mexico S. de R.L. de C.V.	Mexico
NuRail USA LLC	Ohio
NuRail Canada ULC	Nova Scotia
TAI Holdings, Inc.	Michigan
TOP CAT Holding Co.	Delaware